UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Antares Pharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

 April 17, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 9:00 a.m., local time, on Thursday, May 17, 2012, at 200 Princeton South Corporate Center, Ewing, New Jersey 08628.

The Notice of Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our Company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.

I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerly,

Paul K. Wotton
President and Chief Executive Officer

ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

NOTICE IS HEREBY GIVEN of the 2012 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, May 17, 2012, at 9:00 a.m. local time

Place:	200 Princeton South Corporate Center Ewing, New Jersey 08628

Items of Business:	1.	To elect two members to the Company’s Board of Directors for a term of three years.

2.	To hold an advisory vote on our executive compensation programs as disclosed in this proxy statement.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.

4.	To transact other business that may properly come before the meeting.

Record Date:	All stockholders of record as of the close of business on Friday, March 30, 2012, will be entitled to vote at the Annual Meeting of Stockholders.

Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple
Secretary

April 17, 2012

This proxy statement and the accompanying proxy card are being mailed on or about April 17, 2012 to all stockholders entitled to vote.

Important notice regarding the availability of proxy materials for the 2012 Annual Meeting of Stockholders to be held on May 17, 2012:

This proxy statement and our 2011 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642

PROXY STATEMENT OF
ANTARES PHARMA, INC.
Princeton Crossroads Corporate Center
250 Phillips Boulevard, Suite 290
Ewing, New Jersey 08618

Annual Meeting of the Stockholders to be held
May 17, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, we, our, us or the Company), to be used at our 2012 Annual Meeting of Stockholders to be held on Thursday, May 17, 2012. This proxy statement is first being sent to stockholders on or about April 17, 2012. The Board of Directors recommends that stockholders vote in favor of Items 1, 2 and 3. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1, 2 and 3, each of which are discussed below.

The Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2011, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

This proxy statement and our 2011 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at http://www.antarespharma.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “SEC Filings” from the items listed in the Investor Relations section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

TABLE OF CONTENTS

VOTING AT THE MEETING	3

PROPOSAL NO. 1: ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	7
Corporate Governance Guidelines	7
Board Independence	7
Meetings and Committees of the Board of Directors	7
Director Nominations	8
Communicating with our Board of Directors	10
Compensation of Directors	10
Compensation Committee Interlocks and Insider Participation	11

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	12

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLICACCOUNTANTS	14

EXECUTIVE OFFICERS OF THE COMPANY	16

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	17

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS	19

STOCK OWNERSHIP GUIDELINES	26

ONGOING AND POST-EMPLOYMENT COMPENSATION	26

TAX CONSIDERATIONS	31

REPORT OF THE COMPENSATION COMMITTEE	31

COMPENSATION TABLES	32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	35

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	36

REPORT OF THE AUDIT COMMITTEE	37

OTHER MATTERS	38

VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 30, 2012, the record date, are entitled to vote at the Annual Meeting.  As of that date, there were 103,963,355 shares of Common Stock outstanding.  Each stockholder entitled to vote shall have the right to cast one vote for each share of Common Stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.  The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting.  The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.  If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum.  If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of Common Stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters.  Please note that the New York Stock Exchange rules that guide how brokers vote your stock have changed.  As a result, the only routine matter included in this proxy statement is the ratification of the appointment of KPMG.  Consequently, your brokerage firm or other nominee may not vote your shares with respect to the other proposals.

Assuming a quorum is present:

(i)
a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company. Abstentions and broker non-votes will have no effect on the outcome of the election of directors;

(ii)
the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required for the approval of the advisory resolution on executive compensation.  Because the vote is advisory, it will not be binding upon the Company or the Board of Directors; however, the Board of Directors value the opinions of the Company’s stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.  Abstentions and broker non-votes will have no effect on the outcome of the vote to approve the advisory resolution on executive compensation;

(iii)
the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required for the ratification of the appointment of the independent registered public accounting firm for the current fiscal year.  Abstentions and broker non-votes will have no effect on the outcome of the vote to ratify the appointment of KPMG LLP.

Stockholders are urged to specify their voting preference by marking the appropriate boxes on the enclosed proxy card.  The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions.  If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named  under  the  caption  “Election  of  Directors,” “FOR” the approval, on an advisory basis, of the executive compensation programs for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement and “FOR” the  ratification of the appointment of KPMG LLP as the Company’s  independent registered public accounting firm for the year ending  December 31, 2012.  If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1
ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors and that directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. The terms of Anton G. Gueth and Eamonn P. Hobbs will expire at the 2012 Annual Meeting of Stockholders, the terms of Thomas J. Garrity, Dr. Jacques Gonella and Dr. Rajesh C. Shrotriya will expire at the 2013 Annual Meeting of Stockholders and the terms of Dr. Paul K. Wotton and Dr. Leonard S. Jacob will expire at the 2014 Annual Meeting of Stockholders.

Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated the persons named below for election as directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting of Stockholders. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The Board of Directors recommends a vote FOR the election of the nominees.

Nominees to be elected at the 2012 Annual Meeting of Stockholders for a term continuing until the 2015 Annual Meeting of Stockholders

Anton G. Gueth                                                       Age 55

Mr. Gueth joined the Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee.  Mr. Gueth is currently President of Gueth Consulting, which focuses on business development and alliance management in the pharmaceutical industry.  He was previously a Managing Director of Burrill & Company, a merchant bank specialized in the health care field.  His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University.  Mr. Gueth is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors.  In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding healthcare and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma partners.

Eamonn P. Hobbs                                                      Age 53

Mr. Hobbs joined the Board of Directors in August 2009 and is a member of our Audit Committee and our Governance and Nominating Committee. Mr. Hobbs has over 30 years experience in the medical device and combination products industry, including the medical specialty fields of interventional radiology, vascular surgery, interventional cardiology, surgical oncology and gastroenterology. Mr. Hobbs is currently the President and Chief Executive Officer of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to joining Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 which has grown into a leading medical technology public company with a highly diverse product line.  Throughout his 21 year tenure there, he led its efforts in marketing, strategic planning, product development and general management.  Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of

Massachusetts (Lowell). Mr. Hobbs also serves as Chairman of the Board of Directors of Cappella Cardiovascular Innovations, Incorporated, and is Chairman of the Board of Directors of the Medical Device Manufacturers Association.

Mr. Hobbs’ long career in the medical device industry and his executive experience at companies in that industry enables him to assist the Board of Directors in addressing many important issues, such as regulatory matters related to medical devices.  Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors and the Audit Committee in considering a variety of operational and financial matters.

Directors whose term continues until the 2013 Annual Meeting of Stockholders

Thomas J. Garrity                                                      Age 63

Mr. Garrity joined the Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein.  In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Dr. Jacques Gonella                                                    Age 70

Dr. Gonella served as the Chairman of the Board of Directors from January 2001 to October 2008 and is a member of our Governance and Nominating Committee. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq (“SkyePharma”). Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella served as a member of the board of directors of Protherics PLC, London from January 2007 to December 2008 and currently sits on the board of directors of several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.  He is currently a private investor and proprietor of JG Consulting AG.

Dr. Gonella’s experience in, and knowledge concerning, public companies and his extensive corporate and board experience in the pharmaceutical industry provides valuable insights into our corporate governance and operations.  Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations.  Further, Dr. Gonella’s intimate knowledge of the Company, by virtue of his lengthy service on the Board of Directors, enables him to provide valuable insight regarding our operations and personnel.

Dr. Rajesh C. Shrotriya                                               Age 68

Dr. Shrotriya joined the Board of Directors in April 2004 and is a member of our Compensation Committee and our Governance and Nominating Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology drugs. In September 2000, Dr. Shrotriya joined NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years, he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.

Dr. Shrotriya’s long career as an executive in the pharmaceutical industry, including extensive experience as a senior executive, enables him to provide valuable insights to the Board of Directors on a variety of matters.  Importantly, Dr. Shrotriya’s background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Directors whose term continues until the 2014 Annual Meeting of Stockholders

Dr. Paul K. Wotton                                                                Age 51

Dr. Wotton joined Antares as President and Chief Operating Officer in July 2008 and was appointed Chief Executive Officer in October 2008. Dr. Wotton was appointed to the Board of Directors of Antares in August 2004. Dr. Wotton formerly served as President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelor’s Degree in Pharmacy from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham.

Dr. Wotton’s intimate knowledge of our Company, by virtue of his service as our President and Chief Executive Officer, enables him to provide valuable insight regarding our operations and personnel.  In addition, his extensive pharmaceutical industry experience, coupled with previous service as an executive of a public company, brings valuable observations to the Board of Directors on a broad range of matters relating to pharmaceutical company operations and regulatory interactions.

Dr. Leonard S. Jacob                                                              Age 63

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008.  Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee.  In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed.  He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of Directors of QuiqMeds, a private drug wholesaler dispensing company, the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine and he was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance.  Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations.  His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NYSE Amex and the regulations of the Securities and Exchange Commission (the “SEC”). Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning Antares Pharma, Inc., 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. (Telephone Number: 609-359-3020).  After May 1, 2012, requests in writing should be sent to our new address, Princeton South Corporate Center, 100 Charles Ewing Blvd., Suite 300, Ewing, NJ 08628.  With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Leonard S. Jacob, Thomas J. Garrity, Dr. Jacques Gonella, Anton G. Gueth, Dr. Rajesh Shrotriya and Eamonn P. Hobbs are “independent” as defined under the listing standards of the NYSE Amex.  The Board of Directors believes that the NYSE Amex independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses the requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met 4 times during 2011. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.  During 2011, all of our current directors attended at least 100% of the aggregate number of meetings of the Board of Directors and 88% of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, all of our directors attended the 2011 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Eamonn P. Hobbs.  With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, 8 times during 2011. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors.  The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that Mr. Garrity is independent, as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of the members of our Audit Committee is “independent” within the meaning of Section 803(A) of the NYSE Amex listing standards.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Audit Committee Charter.”

Compensation Committee

The Compensation Committee consisted of Anton G. Gueth, Dr. Rajesh Shrotriya and Dr. Leonard S. Jacob.  With Mr. Gueth acting as Chairman, the Compensation Committee met, either telephonically or in person, 4 times during 2011. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. The Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “Plan”).  The Board of Directors appoints the Compensation Committee to perform all of the administrative functions for the Plan.  All actions taken by the Compensation Committee for the Plan are reported to the Board of Directors.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Compensation Committee Charter.”

Governance and Nominating Committee

The Governance and Nominating Committee consists of all independent members of the Board of Directors and in 2011 consisted of Dr. Leonard S. Jacob, Thomas J. Garrity, Anton G. Gueth, Dr. Jacques Gonella, Dr. Rajesh Shrotriya and Eamonn P. Hobbs.  With Dr. Jacob acting as Chairman, the Governance and Nominating Committee met in person 1 time during 2011. The purpose of the Governance and Nominating Committee is (i) to advise the Board of Directors regarding the membership and operations of the Board of Directors; (ii) to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors; (iii) to recommend to the Board of Directors the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee; (iv) to oversee the Board of Director’s annual evaluation of its performance and the performance of other Board committees; and (v) to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities.  Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors.  In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Reports and Documents” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting of Stockholders, the Board of Directors recommends a slate of director nominees for election by our stockholders.  In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate.  The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for Board committee membership.  The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity.  Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us.  In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and committees of the Board of Directors on which the director served.  Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company (the “Secretary”) at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces.  Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization.  The Board of Directors actively encourages management to continue to drive this evolution.  While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives. To meet its obligations under the Securities and Exchange Commission’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect.  The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Board Leadership Structure

The Chairman of the Board of Directors is an independent director.  The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors.  We also believe that our leadership structure enhances the active participation of our independent directors.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail.  Prior to May 1, 2012, mail should be addressed to Antares Pharma, Inc., c/o Corporate Secretary, Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618.  After May 1, 2012, mail should be sent to our new corporate address, Princeton South Corporate Center, 100 Charles Ewing Blvd., Suite 300, Ewing, NJ 08628.  Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

During 2011, we utilized Buck Consultants, an independent compensation consultant, to analyze the compensation packages for our directors as compared to the director compensation levels in place at companies in the Company’s peer group.  The analysis revealed that the level of director compensation for the non-employee directors of the Company was below the 25th percentile of the non-employee director compensation paid by the companies in the Company’s peer group, primarily due to low annual equity retainer values.  As a result, the equity component of director compensation was increased to more closely align it with the Company’s peer group.  Accordingly, effective September 9, 2011, the annual nonqualified stock option grant for directors other than the Board Chairman was increased to 60,000 shares of Common Stock from 40,000 shares and the annual nonqualified stock option grant for the Board Chairman was increased to 120,000 shares of Common Stock from 80,000 shares.  In addition, also in connection with the study conducted by Buck Consultants, the annual retainer for the chairpersons of the Audit and Compensation Committees was increased to $17,000 per year from $15,000 and the annual retainer for members of the Audit and Compensation Committees was increased to $7,500 per year from $6,500.  The annual cash retainer of $40,000 for each director and $80,000 for the Chairman of the Board was not changed.  No additional payments are earned for each Board or Committee meeting and there is no additional annual retainer for members of the Governance/Nominating Committee, although the Chairman of the Governance/Nominating Committee receives an annual retainer of $7,500.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation.  The number of restricted shares of Common Stock issued would be based on the market value of the stock and the number of shares of Common Stock subject to options granted would be determined based on a valuation using a Black-Scholes calculation.  All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

The following table provides information regarding director compensation in 2011, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Dr. Wotton as Chief Executive Officer, which is addressed under “Executive Compensation” below.  Dr. Wotton does not receive additional compensation for serving as a director.

DIRECTOR COMPENSATION – 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas J. Garrity	$55,500	$—	$56,136	$—	$—	$—	$111,636
Dr. Jacques Gonella	40,000	—	56,136	—	—	—	96,136
Anton G. Gueth	—	—	119,636	—	—	—	119,636
Eamonn P. Hobbs	11,875	34,875	56,136	—	—	—	102,886
Dr. Leonard S. Jacob	94,250	—	112,272	—	—	—	206,522
Dr. Rajesh C. Shrotriya	7,500	—	95,386	—	—	—	102,886

(1)
The amounts shown for stock and option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the stock and option awards.  The assumptions used in determining the amounts for option awards are set forth in note 6 to our consolidated financial statements.  At December 31, 2011 the directors held options to purchase an aggregate of 2,395,487 shares of Common Stock.

Compensation Committee Interlocks and Insider Participation

During 2011, no member of the Compensation Committee had any relationship or transaction with us that is required to be reported under Item 402(j) of Regulation S-K under the Exchange Act.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the two nominees. That means the nominee will be elected if he receives more affirmative votes than any other nominee.

The Board of Directors unanimously recommends votes FOR the election of Anton G. Gueth and Eamonn P. Hobbs.

Proposal No. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this proxy statement for our named executive officers (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the 2012 Annual Meeting of Stockholders:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding.  The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2011, we made significant forward strides toward achieving our strategic growth targets and improved our overall financial stability.  Specifically, we saw a significant increase in revenue, and made progress toward our product development goals, all while reducing our cash burn rate.  Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2011 in determining named executive officer compensation for 2011, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

As described in detail under our Compensation Discussion and Analysis on pages 19 through 26 of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel parenteral therapeutic products using advanced drug delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment.  Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements.  In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, reward sustained performance that is aligned with long-term stockholder interests.  We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior.  Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value.  Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 3
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting of Stockholders, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement, if they so desire, and to respond to appropriate questions.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2011 and 2010 for professional services rendered in connection with the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports, and comfort letter provided for the Company's equity financing transaction totaled $257,500 and $210,400, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2011 or 2010 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2011 and 2010 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $19,000 and $50,233, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2011 and 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2011, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers as of December 31, 2011:

Name	Age	Position

Paul K. Wotton, Ph.D.	51	President, Chief Executive Officer and Director

Robert F. Apple	45	Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division

Peter Sadowski, Ph.D.	64	Senior Vice President and Chief Technology Officer

Kaushik Dave, Ph.D.	50	Executive Vice President of Product Development

Paul K. Wotton, is Antares’ President, Chief Executive Officer and a director. Please see Dr. Wotton’s biographical information set forth in the Election of Directors section in this proxy statement.

Robert F. Apple is currently Executive Vice President, Chief Financial Officer, Corporate Secretary and President of the Parenteral Products Division.  He joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA.

Peter Sadowski, Ph.D. is currently Senior Vice President and Chief Technology Officer. He joined the Company in March 1994 as Vice President, Product Development and has been promoted on various occasions since that time. From October 1992 to February 1994, Dr. Sadowski served as Manager, Product Development for GalaGen, Inc., a biopharmaceutical company. From 1988 to 1992, he was Vice President, Research and Development for American Biosystems, Inc., a medical device company. Dr. Sadowski holds a Ph.D. in microbiology from the University of Minnesota.

 Kaushik Dave, Ph.D. is currently Executive Vice President of Product Development.  He joined the Company in March 2008 as Vice President of Clinical and Regulatory Affairs.  Prior to joining the Company, Dr. Dave was Executive Director Clinical, Regulatory Affairs, Quality Compliance and Program Management at Transave Inc.  Prior to that Dr. Dave was employed at Palatin as Vice President Product Development.  Prior to working at Palatin, Dr. Dave was employed at Schering-Plough from 1997 to 2001 and Merck from 1990 to 1996.  Dr. Dave received his pharmacy degree from University of Bath, UK and Ph.D. in Pharmaceutical Chemistry from University of Kansas.  Dr. Dave also received an M.B.A. degree from the Wharton School of the University of Pennsylvania.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement with Dr. Paul K. Wotton.  Paul K. Wotton was appointed President and Chief Operating Officer on July 7, 2008, and appointed Chief Executive Officer on October 10, 2008. We amended and restated Dr. Wotton’s former employment agreement dated July 7, 2008 to (i) affirm Dr. Wotton’s appointment to the position of Chief Executive Officer, (ii) adjust target bonus percentages and (iii) make certain other desired changes.  Dr. Wotton’s amended employment agreement became effective on November 12, 2008.  The amended employment agreement supersedes and replaces the prior agreement in its entirety.  The amended employment agreement provides for a base salary of $337,000 per year, which is subject to increase (but not decrease) based on Dr. Wotton’s and our performance, as determined by the Compensation Committee.  Dr. Wotton’s base salary in 2011 was $446,000.  The amended agreement also stipulates that Dr. Wotton is eligible to receive a target annual bonus of up to 75% of base salary upon attainment of certain pre-set performance goals, as determined and approved by the Compensation Committee.  This target bonus percentage was adjusted to 55% in connection with the approval of the increase in Dr. Wotton’s salary in February 2010.  The terms of the amended employment agreement with Dr. Wotton includes the issuance of stock options to purchase 400,000 shares of Common Stock at an exercise price equal to the closing price of a share of Common Stock on the date of grant, and vesting over three years at the rate of 33-1/3% each year beginning on July 7, 2009.  In addition, Dr. Wotton can earn up to an additional 400,000 shares of Common Stock as performance stock bonuses upon the occurrence of various triggering events.  Pursuant to the amended agreement, Dr. Wotton was also granted 100,000 shares of restricted stock vesting over three years at the rate of 33-1/3% each year beginning on July 7, 2009.  Dr. Wotton is also eligible to participate in any other equity compensation plans established by the Company for members of management.  Dr. Wotton’s amended employment agreement has a term of three years and automatically renews for successive one-year periods unless notice is given by the Company at least 90 days prior to the end of a renewal period.  The amended employment agreement provides Dr. Wotton with severance in the event that he is terminated by us without cause or resigns with good reason equal to twelve months of base pay (or 24 months of base pay if Dr. Wotton is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds a targeted amount), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination, continued coverage under the Company’s group medical and dental plans until the earlier of the last day of the twelve-month period following Dr. Wotton’s termination or the date he obtains coverage from a new employer through COBRA, on the same cost sharing basis as if Dr. Wotton were an employee of the Company, and continued eligibility to receive the performance stock bonuses for the 90-day period following Dr. Wotton’s termination of employment.  Dr. Wotton will also receive the same benefits if he voluntarily resigns without good reason shortly after a change of control or a specified transition period following a change of control.  Further, during the term of Dr. Wotton’s employment with the Company, and for the one-year period after Dr. Wotton’s termination of employment, Dr. Wotton cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

Employment Agreement with Mr. Robert F. Apple. Mr. Apple entered into an employment agreement dated February 9, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Code and to make certain other clarifying changes.  The employment agreement provides for a base salary of $250,000, which is subject to increase (but not decrease) upon approval by the Compensation Committee. Mr. Apple’s base salary in 2011 was $325,000.  In addition, Mr. Apple’s employment agreement provides for issuance of a stock option to purchase 250,000 shares of Common Stock vesting pro rata on the last day of each month over 48 months commencing upon employment and an additional stock option to purchase an additional 150,000 shares of Common Stock, the vesting of which was based upon the achievement of certain performance milestones.  As further discussed under the section entitled “Long-Term Incentives – Equity Compensation,” the Compensation Committee determined that these performance milestones were met in 2006 and the stock option to purchase 150,000 shares of Common Stock became fully vested in 2006.  The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of Common Stock, upon the achievement of certain performance-based criteria.  The target annual bonus percentage was increased to 40% in August 2009.  In addition, during the term of Mr. Apple’s employment with the Company, and for the one-year period after Mr. Apple’s termination of employment, Mr. Apple cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company, or (iii) recruit in any way the employees of the Company.  Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Apple with severance in the event that his employment is terminated by us without cause or by him for good reason equal to twelve months of base pay and continued coverage under the Company’s group medical and dental plans for the corresponding period through COBRA, on the same cost sharing basis as if Mr. Apple were an employee of the Company.

Employment Agreement with Dr. Peter Sadowski. Dr. Sadowski entered into an employment agreement dated October 13, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Code and to make certain other clarifying changes.  The employment agreement provides for a base salary of $186,000.  Dr. Sadowski’s base salary in 2011 was $278,000.  In addition, Dr. Sadowski is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Chief Executive Officer and approved by the Compensation Committee, but is subject to reduction under certain conditions.  Dr. Sadowski is also eligible for up to 175,000 shares of restricted Common Stock, upon the achievement of certain performance-based criteria.  Dr. Sadowski is also eligible to participate in any other equity incentive plans established by the Company from time to time.  In addition, during the term of Dr. Sadowski’s employment with the Company, and for the one-year period after Dr. Sadowski’s termination of employment, Dr. Sadowski cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company, or (iii) recruit in any way the employees of the Company.  Dr. Sadowski’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Dr. Sadowski with severance in the event that his employment is terminated by us without cause equal to six months of base pay and continued coverage under the Company’s group medical and dental plans for the corresponding period through COBRA, on the same cost sharing basis as if Dr. Sadowski were an employee of the Company.

Employment Agreement with Dr. Kaushik Dave.  Dr. Dave entered into an employment agreement dated March 3, 2008.  The employment agreement provides for a base salary of $240,000.  Dr. Dave’s base salary in 2011 was $278,000, which will be subject to increase (but not decrease) based on Dr. Dave’s and our performance, as determined by the Compensation Committee.  In addition, Dr. Dave is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Compensation Committee and received a $40,000 bonus in connection with his signing the employment agreement and commencing employment with the Company.  The terms of the employment agreement with Dr. Dave include the issuance of stock options to purchase 125,000 shares of Common Stock at an exercise price equal to the closing price of a share of Common Stock on the date of grant, vesting over three years at the rate of 33-1/3% each year and the grant for up to 175,000 shares of restricted Common Stock, based upon the achievement of certain performance-based criteria.  Dr. Dave is also eligible to participate in any other equity compensation plans established by the Company for members of management.  In addition, during the term of Dr. Dave’s employment with the Company, and for the six-month period after Dr. Dave’s termination of employment, Dr. Dave cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company, or (iii) recruit in any way the employees of the Company.  Dr. Dave’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal. The employment agreement provides Dr. Dave with severance in the event that his employment is terminated by us without cause equal to six months of base pay.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the individuals listed in the Summary Compensation Table that immediately follows this discussion.  We sometimes refer to these individuals as our “named executive officers.”

During fiscal year 2011, we made significant forward strides toward achieving our strategic growth targets and improved our overall financial stability.  Specifically, we maintained double-digit revenue growth with revenue of $16.5 million for 2011 with record product sales and royalty revenues, and we ended 2011 with a cash balance of more than $34 million.  We also made significant progress with respect to our product development goals.  We received approval from the Food and Drug Administration for Anturol in December, continued to advance Vibex™ MTX for the treatment of rheumatoid arthritis, and continued to move forward with the auto injector and pen injector programs with Teva generating additional development revenue.  Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our significant corporate performance during 2011 in determining named executive officer compensation for 2011, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2011 compensation for our named executive officers:

•	Promoted Dr. Dave to executive officer level effective June 1, 2011.
•	Awarded salary increases to all of our named executive officers, as discussed in more detail below under the section entitled “Salaries;”
•
Awarded significant bonus payouts to our named executive officers, awarding our chief executive officer a bonus of $350,000 and bonuses to our other named executive officers ranging from $100,000 to $200,000 as discussed in more detail below under the section entitled “Annual Incentive Awards;”

•
Awarded shares of stock to our named executive officers in connection with the attainment of preset performance criteria and in special circumstance to reward performance as discussed in more detail below under the section entitled “Long Term Incentives - Equity Compensation;” and

•
Implemented a new long-term incentive program pursuant to which named executive officers receive a combination of stock options and performance based restricted stock units, which provide our named executive officers a strong incentive to drive stockholder value as the stock options only provide value to our named executive officers if the stock price increases and the performance stock units are only earned if strategic business goals are achieved as discussed in more detail below under the section entitled “Long Term Incentives - Equity Compensation.”

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with over 96.4% of stockholder votes cast in favor of our say-on-pay resolution.  As we evaluated our named executive officer compensation program during 2011, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.  As a result, while the Compensation Committee decided to retain our general approach to executive compensation, the Compensation Committee modified the long-term incentive program as noted above.

Determination of Competitive Compensation

In late 2010, our Compensation Committee engaged Buck Consultants to provide an executive compensation review of our overall executive compensation against that provided by our peer group.  Buck Consultants, in collaboration with our senior management and the Chairman of the Compensation Committee, identified a new comparator group of the 16 peer companies listed below.  The comparator group was selected for the following key comparator factors: our competitors, primary area of business being drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization.  In general, the comparator group consisted of companies up to two times our size.  In addition, in the comparator group, as of October 2010, our revenues were in the 54th percentile and our market capitalization was in the 30th percentile.  The comparator companies consisted of the following:

• Acura Pharmaceuticals, Inc.	• Cypress Bioscience	• Novavax, Inc.
• Adolor Corp.	• Cytokinetics Inc.	• Penwest Pharmaceuticals Co.
• Alexza Pharmaceuticals Inc.	• Delcath Systems Inc.	• Progenix Pharmaceuticals
• Biodel Inc.	• DepoMed, Inc.	• Vical Inc.
• BioSante Pharmaceuticals, Inc.	• Durect Corp.
• Celldex Therapeutics	• Epicept Corp.

In December 2010, Buck Consultants provided the Compensation Committee a report comparing our overall executive compensation against that provided by the above peer group, to assist it in assessing compensation levels.  Our Compensation Committee referred to the report by Buck Consultants from December 2010 as a guide in assessing the level of overall compensation of our executives in connection with its setting of 2011 cash compensation and equity compensation levels and its assessment of 2011 performance and determining the level of salary increase and bonus amounts to be awarded and for base salary adjustments for 2012.

Based on our compensation objectives and philosophy with reference to the study conducted by Buck Consultants and published reports, the Compensation Committee has consistently determined that overall compensation, including base salary, annual incentive target payout and long-term incentives, should be targeted at a level that approximates the 50th percentile of our peer group.  The Compensation Committee has from time to time made and will continue to make, determinations that represent a departure from this general guideline.  In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group.  In addition, as explained in more detail below, our long-term incentive compensation continues to be based primarily on stock options, coupled with performance stock awards.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assist in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. Several features of our programs reflect sound risk management practices. Specifically, we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking; we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders; we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and our equity awards vest over multiyear periods and/or are based on performance based vesting.  All of the foregoing features are designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives.  For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

Each named executive officer has an employment agreement with us that includes base salary and annual and long term incentives as described previously in Certain Relationships and Related Transactions.  Further details regarding the terms of these agreements, including the terms of Dr. Wotton’s agreement, are described below.

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year.  For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer.  The Chief Executive Officer’s goals are approved by the Compensation Committee.  Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer.  The Chief Executive Officer then prepares a written evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation.  This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee.  In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Board Chair and Compensation Committee , which determines his compensation changes and awards.  For all named executive officers, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year but before March 15.  In connection with 2011 compensation, Dr. Wotton provided recommendations to the Compensation Committee to assist it in determining compensation levels.  Dr. Wotton did not make recommendations as to his own compensation.  While the Compensation Committee utilized this information, and valued Dr. Wotton’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee.

Salaries

In February 2011, the Compensation Committee approved modest salary increases of approximately 5% for each Dr. Wotton and Mr. Apple, 3% for Dr. Sadowski and 4.5% for Dr. Dave.

In February 2012, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2011, the Compensation Committee approved additional base salary increases as set forth in the table below.

In assessing performance, the Compensation Committee agreed that the named executive officers performed well and made significant strides during 2011, including the approval of Anturol by the Food and Drug Administration, and the Company’s significant financial performance in terms of revenue and cash balance.

Name	Base Salary for 2011	Base Salary after Increase in February 2012
Dr. Paul K. Wotton	$446,000	$465,000
Mr. Robert F. Apple	$325,000	$337,500
Dr. Peter Sadowski	$278,000	$285,000
Dr. Kaushik Dave	$278,000	$300,000

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance.  While we target our opportunities for incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary.  The applicable percentages for 2011 are set forth below.  The Compensation Committee has the discretion to award bonuses in excess of the target award.  The Compensation Committee reviewed the performance goals for each of the executives at its February 2011 meeting and finalized and approved the goals at its May 2011 meeting.  In setting the goals for 2011, the Compensation Committee determined that the weight any particular goal carried within the applicable category, would be determined after the end of the year by the Committee in its discretion, based on actual performance, with input from Dr. Wotton (except with respect to his own performance).  The Compensation Committee determined at its February 2012 meeting whether and to what extent the applicable performance goals were achieved for 2011 and approved the specific bonus amounts to be paid to each named executive officer. For executives other than the Chief Executive Officer, the Compensation Committee took into account the recommendations of the Chief Executive Officer.

Dr. Wotton has overall responsibility for the organization and progress made.  Dr. Wotton had 4 goals in 2011 divided between two categories:  corporate objectives and management objectives.  The Compensation Committee determined that Dr. Wotton met or exceeded all of his goals.  The corporate objectives related to revenue growth, pursuit of strategic alternatives for the Company, and maintaining a strong cash balance position.  The management objective related to maintaining a strong corporate culture and implementing certain strategic hires to support the Company’s continued growth and business strategy over the longer term.  Dr. Wotton accomplished all four of the goals set.  Specifically, we had revenue of $16.5 million for 2011, ended 2011 with a cash balance in excess of $34 million, completed a financing in May 2011 on favorable terms and presented our Board with a strategic plan in May 2011.  In addition, all positions targeted were recruited during 2011 and we achieved significant increased productivity, evidencing a strong corporate culture.

For 2011, Dr. Wotton’s bonus target was 55% of his base salary.  In February 2012, the Compensation Committee exercised its discretion to award a bonus in excess of target and determined that a bonus of 78.5% of base salary was appropriate given the Company’s and Dr. Wotton’s overall performance.

Mr. Apple had 6 goals in 2011 divided over three categories:  corporate objectives, development objectives, and management objectives.  The corporate objectives and the management objectives were the same as those for Dr. Wotton.  The development objectives related to certain goals relating to epinephrine revenues of $5 million for 2011 and goals relating to progressing the pen development program and a related revenue target of $1 million in revenue for 2011.  With input from Dr. Wotton, the Compensation Committee determined Mr. Apple met or exceeded all of his goals, other than the goal relating to epinephrine revenues which was only partially completed as a result of a pending litigation matter.  Specifically, as discussed above with respect to Dr. Wotton, the corporate and management objectives were met or exceeded.  With respect to Mr. Apple’s development goals, the epinephrine related revenue goal was partially achieved, with $2.1 million of revenue.  The goal relating to the pen development program and related revenue target was exceeded with revenues of $1.35 million in 2011.  Mr. Apple’s bonus target is 40% of his base salary. Based on his and the Company’s performance, the Compensation Committee exercised its discretion to award a bonus in excess of target and determined that a bonus of 46% of Mr. Apple’s base salary was appropriate.

Dr. Sadowski had 7 goals for 2011 divided over the same categories as Mr. Apple.  The corporate and management objectives were the same as those in place for Dr. Wotton and Mr. Apple.  The development objectives were also the same as those in place for Mr. Apple with two additional goals relating to ensuring that the supply of hGH product continues uninterrupted and at a high quality and completing certain regulatory filings relating to the approval of an ANDA for a specific product.  With input from Dr. Wotton and Mr. Apple, the Compensation Committee determined Dr. Sadowski met or exceeded all of his goals, other than the goal relating to epinephrine revenues which was only partially completed as a result of a pending litigation matter and the goal relating to the completion of certain regulatory filings to obtain approval of an ANDA for a specific product.  The discussion of the level of attainment of the corporate and management objectives is the same as for Dr. Wotton and Mr. Apple.  The discussion of the level of attainment of the development objectives is the same as for Mr. Apple; provided that with respect to Dr. Sadowski’s two additional development goals, Dr. Sadowski exceeded the goal relating to ensuring that the supply of hGH product continues uninterrupted and at a high quality with record sales achieved and made significant progress toward the goal relating to the completion of certain regulatory filings relating to the approval of the ANDA for a specific product.  Dr. Sadowski’s bonus range is 20% to 35% of his base salary. Based on his performance, the Compensation Committee, in consultation with Dr. Wotton, determined a bonus of 36% of Dr. Sadowski’s base salary was appropriate.

Dr. Dave also had 7 goals for 2011 divided over the same categories as Dr. Sadowski.  The corporate and management objectives were the same as those in place for Dr. Wotton, Mr. Apple and Dr. Sadowski.  The development objectives in place for Dr. Dave included goals relating to the approval of Anturol, completion of the clinical trials for Methotrexate and meeting with applicable regulators, as well as regulatory filings relating to the approval of the ANDA for a specific product.  With input from Dr. Wotton and Mr. Apple, the Compensation Committee determined Dr. Dave met or exceeded all of his goals other than the goal relating to the completion of certain regulatory filings relating to the approval of the ANDA for a specific product.  Specifically, Anturol was approved by the FDA on December 7, 2011, and the clinical trials for Methotrexate and the meeting with applicable regulators was completed.  A heavy weighting was applied to the achievement of these two goals in determining Dr. Dave’s bonus.  In addition, Dr. Dave had certain additional accomplishments relating to the completion of challenging due diligence that led to a successful transaction.  Dr. Dave’s bonus range is 20% to 35% of his base salary. Based on his significant contribution to our performance for 2011, in particular with respect to the approval of Anturol, the Compensation Committee, in consultation with Dr. Wotton, determined a bonus of 72% of Dr. Dave’s base salary was warranted.

Based on the applicable performance ratings described above, payments to the named executive officers were as follows:

Name	Performance Measure	Percentage of Salary Payable at Target Award Level	Actual 2011 Bonus Award
Dr. Paul K. Wotton	Corporate Discretionary	55%	78.5% of base salary

Mr. Robert F. Apple	Corporate Discretionary	40%	46% of base salary

Dr. Peter Sadowski	Corporate Discretionary	20%-35%	36% of base salary

Dr. Kaushik Dave	Corporate Discretionary	20%-35%	72% of base salary

In accordance with applicable SEC regulations, the award payments appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives – Equity Compensation

We maintain the 2008 Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards.  The Compensation Committee approves all equity grants.  The Compensation Committee may make off- cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances.  We do not backdate grants of stock options or Common Stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

In May 2011, the Compensation Committee implemented a new long term incentive program for the named executive officers.  Pursuant to the long term incentive program, the Compensation Committee awards stock options and performance stock units with a value targeted at the median level of the Company’s peer group as disclosed in its 2011 definitive proxy statement.  Two thirds of that value for each named executive officer is delivered in the form of stock options and one third of that value is delivered in the form of performance stock units.  We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant.

            The stock options (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NYSE Amex, on the date of grant, (iii) vest in quarterly installments over three years, and (iv) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Equity Compensation Plan.

The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year period beginning January 1, 2011 and ending December 31, 2013 and continued employment with us through that period. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals: 3-year net revenue targets, 3-year targets relating to product approvals by the Food and Drug Administration and timing targets for the commercial launch of a product.  All of the performance criteria is equally weighted.  For purposes of the first criterion, net revenue will mean GAAP revenue received by us in connection with ongoing operations.

                Each performance criterion has levels of achievement designated as threshold; target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved; additionally the net revenue target also provides for 75% of the performance stock units vesting if the median performance level is achieved, which is defined as the midpoint between the threshold and target net revenue levels.

               The actual number of performance stock units earned and vested will be based on the actual performance level achieved.  In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure.  Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three year performance period.

               The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals based upon the audited financials for the performance period, subject to the items for which performance goals may be adjusted pursuant to the 2008 Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment with us terminates prior to the completion of the performance period, then his performance stock unit award will be forfeited, whether or not the performance goals are met.  If a change of control occurs while a grantee is employed by us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The grants made to the named executive officers pursuant to the new long-term incentive program are listed below:

Name	Incentive Stock Option Grant	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Paul Wotton, Ph.D	118,000	0	68,000	102,000
Robert F. Apple	97,000	0	50,000	75,000
Peter Sadowski	51,000	0	32,000	48,000
Kaushik Dave	51,000	0	32,000	48,000

The number of shares underlying options granted to the named executive officers in May 2011 are set forth in the table under the caption “Grants of Plan-Based Awards – 2011” under the column heading, “All Other Option Awards:  Number of Securities Underlying Options.”  For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.  The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards.  See the footnotes to the Summary Compensation Table for further information.

Prior to 2011, the Compensation Committee approved performance-based stock award agreements with the named executive officers pursuant to which stock awards were granted based on achievement of performance targets set by the Compensation Committee.  The Committee established the goals for the executives at various Compensation Committee meetings.  After the performance goals were established by the Compensation Committee, the goals were then communicated to the respective named executive officer.

The following table summarizes the number of shares that could have been earned by the named executive officers upon the attainment of performance goals as established by the Compensation Committee.  The shares are not granted until the performance goal is met.

Name of Executive	Number of Shares That May Be Awarded	Performance Goals
Dr. Paul K. Wotton	400,000	Divided among 14 categories with approximately equal weighting

Mr. Robert F. Apple	250,000	Spread evenly over 11 performance goals

Dr. Peter Sadowski	175,000	Spread evenly over 14 performance goals

Dr. Kaushik Dave	175,000	Spread evenly over 7 performance goals

Dr. Wotton’s 14 performance goals included annual revenue targets, profitability over an established time period, business development goals as well as product and device approvals.  During 2011, the Compensation Committee certified that Dr. Wotton achieved the following goal and awarded him 25,000 shares of Common Stock upon attainment of such goal:

•	Completion of a partnership for Anturol.

Dr. Dave’s 7 performance goals included business development goals, product approvals and product development and regulatory filing objectives. During 2011, the Compensation Committee certified that Dr. Dave achieved the following goal and awarded him 25,000 shares upon attainment of such goal:

•	Completion of a partnership for Anturol.

The performance period for achieving the goals set under the performance-based stock awards expired on December 31, 2010 for Dr. Sadowski and Mr. Apple and expired on January 26, 2012 for Dr. Wotton and Dr. Dave.  On a quarterly basis the Compensation Committee evaluated whether any of the performance criteria had been met, and if the Compensation Committee determined that the performance criteria had been met, the Compensation Committee certified the results in writing authorizing the issuance of the shares.  If the Compensation Committee determined that performance criteria had been met in the fourth quarter of the calendar year, the shares were awarded not later than March 15 of the calendar year following the calendar year during which the goal was achieved.  Additionally, if the Compensation Committee determined that a performance condition is no longer viable or of value based on changes in the strategic direction of the Company, the Compensation Committee had the discretion to waive or modify the performance criteria to more relevant criteria.

As noted above, the Compensation Committee may make off cycle grants in special circumstances.  In February 2011, the Compensation Committee authorized the issuance of 25,000 shares of Common Stock of the Company to Dr. Wotton and Dr. Dave (without further action by the Compensation Committee) effective upon FDA acceptance of the NDA for Anturol.  These shares were awarded in April 2011 and were 100% vested on the date of grant.  In September 2011, the Compensation Committee approved the following awards, all of which were 100% vested on the date of grant:

•	Dr. Wotton and Mr. Apple received 25,000 shares each for successful completion of an equity financing in May 2011;
•	Dr. Wotton received 15,000 shares and Dr. Dave received 25,000 shares for a certain product development achievement related to Methotrexate;
•	Mr. Apple received 10,000 shares in connection with the completion of a partnership for Anturol; and
•	Mr. Apple received 22,727 shares for a successful first audit of internal controls over financial reporting.

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan.  There is no mandatory matching provided by the Company during the year.  Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company.  Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2011, excluding the age fifty or over “catch up” contribution.  Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our Common Stock through the 401(k) plan.  Please see the table titled “Security Ownership of Certain Beneficial Owners and Management” for information regarding stock ownership of our named executive officers.

STOCK OWNERSHIP GUIDELINES

While we do not have formal stock ownership guidelines or holding requirements, all of our current named executive officers continue to hold the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock bonus awards and none of our current named executive officers has ever sold shares of our Common Stock issued to them in connection with their employment with us.  Please see the table entitled “Security Ownership of Certain Beneficial Owners and Management” for information regarding the holdings of Common Stock of our current named executive officers.

ONGOING AND POST-EMPLOYMENT COMPENSATION

Our employment agreements with our named executive officers provide for special benefits upon certain types of termination events.  These agreements were designed to be part of a competitive compensation package.  The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Employment Agreements

Our employment agreements with Dr. Wotton, Mr. Apple, Dr. Sadowski and Dr. Dave provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or with respect to Dr. Wotton’s and Mr. Apple’s agreements only, if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.”  A general description of the definitions of those terms is set forth at the end of this section.

Dr. Paul K. Wotton

Under his amended employment agreement, provided that he executes and does not revoke a release and waiver of claims in favor of the Company and its affiliates, Dr. Wotton is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to (i) 12 months of his then-current base salary (or 24 months of base salary if Dr. Wotton’s employment is terminated without cause or he resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds $175 million), (ii) a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination, (iii) continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for the shorter of 12 months or until the date he obtains coverage from a new employer and (iv) continued eligibility to receive performance stock bonuses for the 90-day period following Dr. Wotton’s termination of employment.  Dr. Wotton is also entitled to the same severance payments and benefits if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period.  In the event that Dr. Wotton’s employment is terminated by the Company without cause or by Dr. Wotton for good reason and Dr. Wotton does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Dr. Wotton will not be entitled to the severance benefits set forth above and he will be entitled to receive only the amounts due under the Company’s severance plan for employees, if any, but only to the extent payment of such amounts is not conditioned on the execution of a release.

If Dr. Wotton’s employment is terminated by the Company for cause, on account of Dr. Wotton’s death or disability, or if Dr. Wotton terminates his employment without good reason, then the Company will pay Dr. Wotton his base salary, bonus and expenses accrued and owing, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

Notwithstanding the terms of the 2008 Plan (or successor plan) or any applicable agreement to the contrary, upon the occurrence of a change of control, all outstanding equity rights held by Dr. Wotton immediately prior to such change of control that vest or become exercisable based on Dr. Wotton’s continued service with the Company over time will become fully vested and/or exercisable, as the case may be, immediately prior to such change of control (without regard to Dr. Wotton’s termination of his employment).  Grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Committee.

Dr. Wotton’s amended employment agreement also provides that if the payments and benefits otherwise payable to Dr. Wotton under the amended employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Dr. Wotton with a greater net after-tax benefit than would no reduction.

In addition, during the term of Dr. Wotton’s employment with the Company, and for the one-year period after Dr. Wotton’s termination of employment for any reason, Dr. Wotton cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company. At all times during and after the term of his employment with the Company, Dr. Wotton must not divulge any of the Company’s confidential information or disparage the Company in any way.

               The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2011 for Dr. Wotton under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	280G Tax Gross-Up(5)	Total ($)
Termination without cause	446,000	350,000	—	18,231	—	814,231
Termination for good reason	446,000	350,000	—	18,231	—	814,231
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	446,000	350,000	—	18,231	—	814,231
Change of control(6)	892,000	350,000	241,461	18,231	—	1,501,692

(1)	Payable in regular payroll installments.
(2)	The figure in the chart above represents the value of Dr. Wotton’s discretionary bonus earned for 2011.
(3)
Includes the value of the unvested options granted to Dr. Wotton on November 12, 2009, November 11, 2010 and May 17, 2011, and the value of time-based restricted stock grants granted to Dr. Wotton on February 22, 2010, all of which will accelerate upon a change in control.

(4)
All Other Compensation consists of the continuation of health and dental insurance benefits.  Although no value was assumed for purposes of this table, Dr. Wotton is also entitled to continued eligibility to receive performance-based stock bonuses for the 90-day period following his termination of employment without cause or for good reason, or if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period.

(5)
Dr. Wotton’s amended employment agreement also provides that if the payments and benefits otherwise payable to Dr. Wotton under the amended employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Dr. Wotton with a greater net after-tax benefit than would no reduction.  Based on estimates as of December 31, 2011, Dr. Wotton would not be subject to an excise tax under section 4999 of the Code so no reduction to his payments would apply.

(6)
These amounts assume that Dr. Wotton’s employment was terminated without cause or for good reason during the one-year period following a change in control and the amount (net of transaction related expenses) of any and all unrestricted cash, secured debt and/or securities of the buyer paid and/or distributed to the Company and/or the holders of all classes of the Company’s common stock with respect to such common stock in connection with the change in control equals or exceeds $175 million.

Mr. Robert F. Apple

Under his employment agreement, provided that he executes and does not revoke a release and waiver of claims in favor of the Company and its affiliates, Mr. Apple is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to (i) 12 months of his then-current base salary and (ii) continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for 12 months following termination of employment.

If Mr. Apple’s employment is terminated by the Company for cause, on account of his disability or death, or by Mr. Apple without good reason, the Company will pay Mr. Apple (or in the event of his death, his estate) his base salary, bonus and expenses accrued, but unpaid as of the date of his termination of employment and the Company will fulfill its obligations as a result of any of Mr. Apple’s vested benefits as of the date of such termination under any health or welfare benefit plan maintained, or contributed to, by the Company in accordance with the terms and conditions of each such plan or program.

Mr. Apple’s outstanding stock options and time-based restricted stock will fully vest upon a change of control. Except as provided below, grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Compensation Committee.

Mr. Apple’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

In addition, during the term of Mr. Apple’s employment with the Company, and for the one-year period after Mr. Apple’s termination of employment for any reason, Mr. Apple cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company.  At all times during and after the term of his employment with the Company, Mr. Apple must not divulge any of the Company’s confidential information or disparage the Company in any way.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2011 for Mr. Apple under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)	Accelerated Equity ($)(2)	All Other Compensation ($)(3)	280G Tax Gross-Up(4)	Total ($)
Termination without cause	325,000	—	—	26,439	—	351,439
Termination for good reason	325,000	—	—	26,439	—	351,439
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	325,000	—	—	26,439	—	351,439
Change of control(5)	325,000	—	142,922	26,439	—	494,361

(1)	Payable in regular payroll installments.

(2)
Includes the value of the unvested options granted to Mr. Apple on November 12, 2009, November 11, 2010 and May 17, 2011, and the value of time-based restricted stock grants granted to Mr. Apple on February 22, 2010, all of which will accelerate upon a change in control.

(3)	All Other Compensation consists of the continuation of health and dental insurance benefits.
(4)
Mr. Apple’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the amended employment agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.  Based on estimates as of December 31, 2011, Mr. Apple would not be subject to an excise tax under section 4999 of the Code so no reduction to his payments would apply.

(5)	These amounts assume a termination without cause or good reason following a change of control.

Dr. Peter Sadowski

Under Dr. Sadowski’s employment agreement, Dr. Sadowski is entitled to severance in the event of a termination without cause or non-renewal by the Company of the employment agreement both before and after a change of control equal to (i) six months of his then-current base salary, payable in installments and (ii) continued health and dental benefits through COBRA subject to the same cost-sharing as if he were an employee for the shorter of 6 months or until the date he obtains coverage from a new employer.  Dr. Sadowski will receive the same benefits if his employment is terminated in connection with any merger of the Company with or into another person or entity or the sale by the Company of all or substantially all of its business, assets or stock.

If Dr. Sadowski’s employment is terminated by the Company for cause or if Dr. Sadowski terminates his employment, then the Company will pay Dr. Sadowski his base salary and expenses accrued, but unpaid as of the date of his termination.  If Dr. Sadowski’s employment is terminated on account of his disability or death, the Company will pay Dr. Sadowski (or in the event of his death, his estate) his base salary, bonus (in the event of his death only) and expenses accrued, but unpaid as of the date of his disability or death.

Dr. Sadowski’s outstanding stock options and time-based restricted stock will fully vest upon a change of control. Dr. Sadowski’s grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Compensation Committee.

This agreement also provides that at all times during Dr. Sadowski’s employment and for the five-year period after Dr. Sadowski’s termination of employment, Dr. Sadowski will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of this agreement. In addition, during the term of Dr. Sadowski’s employment with the Company, and for the one-year period after Dr. Sadowski’s termination of employment, Dr. Sadowski cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2011 for Dr. Sadowski under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)	Accelerated Equity ($)(2)	All Other Compensation ($)(3)	280G Tax Gross-Up(4)	Total ($)
Termination without cause	139,000	—	—	14,195	—	153,195
Termination for good reason	—	—	—	—	—	—
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	139,000	—	—	14,195	—	153,195
Change of control(5)	139,000	—	112,466	14,195	—	265,661

(1)	Payable in regular payroll installments.

(2)
Includes the value of the unvested options granted to Dr. Sadowski on August 12, 2009, November 12, 2009, November 11, 2010 and May 17, 2011, and the value of time-based restricted stock grants granted to Dr. Sadowski on February 22, 2010, all of which will accelerate upon a change in control.

(3)	All Other Compensation consists of the continuation of health and dental insurance benefits.
(4)
Dr. Sadowski’s employment agreement does not provide for a gross-up for any excise under section 4999 of the Code.  Based on estimates as of December 31, 2011, Dr. Sadowski would not trigger any excise taxes under section 4999 of the Code.

(5)	These amounts assume a termination of employment without cause on or following a change in control.

Dr. Kaushik Dave

Under Dr. Dave’s employment agreement, Dr. Dave is entitled to severance in the event of a termination without cause or non-renewal by the Company of the employment agreement both before and after a change of control equal to six months of his then-current base salary, payable in installments.

Dr. Dave’s outstanding stock options and time-based restricted stock will fully vest upon a change of control. Dr. Dave’s grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Compensation Committee.

If Dr. Dave’s employment is terminated by the Company for cause, on account of Dr. Dave’s death or disability, or if Dr. Dave terminates his employment for any reason, then the Company will pay Dr. Dave his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

This agreement also provides that at all times during Dr. Dave’s employment and thereafter, Dr. Dave will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of this agreement. In addition, during the term of Dr. Dave’s employment with the Company, and for the six month period after Dr. Dave’s termination of employment, Dr. Dave cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2011 for Dr. Dave under the terms of his amended employment agreement:

	Salary ($)(1)	Prorated Bonus ($)	Accelerated Equity ($)(2)	All Other Compensation ($)	280G Tax Gross-Up(3)	Total ($)
Termination without cause	139,000	—	—	—	—	139,000
Termination for good reason	—	—	—	—	—	—
Termination by death	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—
Non-renewal of agreement	139,000	—	—	—	—	139,000
Change of control(4)	139,000	—	112,466	—	—	251,466

(1)	Payable in regular payroll installments.
(2)
Includes the value of the unvested options granted to Dr. Dave on August 12, 2009, November 12, 2009, November 11, 2010 and May 17, 2011, and the value of time-based restricted stock grants granted to Dr. Dave on February 22, 2010, all of which will accelerate upon a change in control.

(3)
Dr. Dave’s employment agreement does not provide for a gross-up for any excise taxes under section 4999 of the Code.  Additionally, based on estimates as of December 31, 2011, Dr. Dave would not trigger any excise taxes under section 4999 of the Code.

(4)	These amounts assume a termination of employment without cause on or following a change in control.

Termination for “good reason” generally means a termination initiated by Dr. Wotton or Mr. Apple in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Center City, Philadelphia, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company.  In order for a termination to be on account of good reason, the named executive officer must notify the Company of his intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement.  Dr. Wotton’s employment agreement provides that in the event of a material breach by Dr. Wotton of any term of the employment agreement, if such breach is curable as determined by our board of directors, Dr. Wotton has 30 days to cure.  In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

TAX CONSIDERATIONS

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met.  To the extent feasible, we structure our executive compensation to preserve deductibility for federal income tax purposes.  In this regard, our stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options.   Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Anton G.Gueth (Chair)
Dr. Leonard S. Jacob
Dr. Rajesh C. Shrotriya
Members of the Compensation Committee

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation for 2011, 2010 and 2009 of our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Dr. Paul K. Wotton	2011	$446,000	$262,517	$99,863	$350,000	$8,250	$1,166,630
Chief Executive Officer	2010	390,000	82,000	116,526	160,000	8,250	756,776
	2009	337,000	59,500	91,238	140,000	8,250	635,988

Mr. Robert F. Apple	2011	325,000	166,328	82,091	150,000	8,250	731,669
Chief Financial Officer	2010	310,000	96,986	77,684	83,000	8,250	575,920
	2009	291,862	60,227	60,825	72,000	8,250	493,164

Dr. Peter Sadowski	2011	278,000	38,583	43,161	100,000	8,250	467,994
Senior Vice President and	2010	242,750	36,125	58,263	63,000	8,250	408,388
Chief Technology Officer	2009	221,900	21,250	59,446	51,000	8,250	361,846

Dr. Kaushik Dave	2011	278,000	153,750	43,161	200,000	8,250	683,161
Executive Vice President of
Product Development

(1)
The amounts shown for stock awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards and include both incremental restricted stock awards and potential shares that may be earned pursuant to performance based stock awards.  The full grant date fair value of the potential shares that may be earned upon achievement of a performance goal is included in this table in the year the performance goal is first determined to be probable of achievement, even if the expense for accounting purposes will be recorded in more than one year and the shares will be issued in a subsequent year.  The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.  For information regarding the number of shares subject to 2011 awards, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards Table on page 34.  The value of stock awards in this table do not include the value of performance stock unit awards made to the executive officers on May 17, 2011, which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals, as described in note 1 to the Grants of Plan-Based Awards Table on page 34.  The grant date fair value of these awards assuming the maximum possible number of shares is earned is as follows for each of the executive officers:  $169,320 for Dr. Wotton, $124,500 for Mr. Apple, and $79,680 for Dr. Sadowski and Dr. Dave.

(2)
The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards.  The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.  For information regarding the number of shares subject to 2011 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 34.

(3)
The amounts shown represent performance based incentive compensation paid in cash.   For 2010, the amounts shown represent two-thirds of the performance based incentive compensation earned while one-third was paid in restricted stock.  The restricted stock was granted in 2011 and vested 100% on the date of grant.  Dr. Wotton received 50,633 shares, Mr. Apple received 26,266 shares and Dr. Sadowski received 19,937 shares.

(4)	All Other Compensation includes the value of discretionary matching contributions under the 401(k) plan.

GRANTS OF PLAN-BASED AWARDS – 2011

The following table provides details regarding plan-based awards granted to our named executive officers in 2011.
		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards: Number of Securities
Name	Grant Date	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)	Number of Shares of Stock or Units (#) (2)	Underlying Options (#) (3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Dr. Paul K. Wotton	02/25/11				50,633			$80,000
	04/19/11				25,000			42,250
	05/17/11	-	68,000	102,000		118,000	1.66	99,863
	09/09/11				40,000			89,600

Mr. Robert F. Apple	02/25/11				26,266			41,500
	05/17/11	-	50,000	75,000		97,000	1.66	82,091
	09/09/11				35,000			78,400

Dr. Peter Sadowski	02/25/11				19,937			31,500
	05/17/11	-	32,000	48,000		51,000	1.66	43,161

Dr. Kaushik Dave	02/25/11				19,937			31,500
	04/19/11				25,000			42,250
	05/17/11	-	32,000	48,000		51,000	1.66	43,161
	09/09/11				25,000			56,000

(1)
Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2011 and ending December 31, 2013 and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: 3-year net revenue targets, 3-year targets relating to product approvals by the Food & Drug Administration and timing targets for the commercial launch of a product.  All of the performance criteria are equally weighted.  Each performance criterion has levels of achievement designated as threshold; target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved; additionally the net revenue target also provides for 75% of the performance stock units vesting if the median performance level is achieved, which is defined as the midpoint between the threshold and target net revenue levels.  The actual number of performance stock units earned and vested will be based on the actual performance level achieved.  In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure.  Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three year performance period.

(2)
The shares granted on February 25, 2011 represent the stock portion of the executives annual bonuses earned in 2010, but paid in 2011. All other shares granted represent special performance based awards.

(3)
The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(4)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2011
The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Dr. Paul K. Wotton	2,500		$0.8400	8/15/14	121,846	$268,061	75,000	165,000
	5,000		1.4000	10/24/14
	20,000		1.4000	1/2/15
	20,000		1.5400	1/2/16
	10,000		1.5500	5/2/16
	30,000		1.6500	5/9/17
	30,000		0.8500	5/13/18
	400,000		0.8000	8/5/18
	470,000		0.5000	10/19/18
	100,000	50,000	1.1000	11/11/19
	50,000	100,000	1.5200	11/10/20
	19,667	98,333	1.6600	5/16/21

Mr. Robert F. Apple	400,000		1.4300	2/9/16	77,692	170,922	-	-
	60,000		1.2300	1/15/17
	40,000		1.6500	5/9/17
	82,500		0.8500	5/13/18
	250,000		0.4700	11/11/18
	66,667	33,333	1.1000	11/11/19
	33,333	66,667	1.5200	11/10/20
	16,167	80,833	1.6600	5/16/21

Dr. Peter Sadowski	7,500		4.5630	2/1/12	51,615	113,553	-	-
	125,000		1.7700	9/16/13
	60,500		1.3200	12/28/14
	50,000		1.5100	1/24/16
	60,000		1.2300	1/15/17
	30,000		1.6500	5/9/17
	75,000		0.8500	5/13/18
	175,000		0.4700	11/11/18
	18,750	6,250	0.9500	08/11/19
	50,000	25,000	1.1000	11/11/19
	25,000	50,000	1.5200	11/10/20
	8,500	42,500	1.6600	5/16/21

Dr. Kaushik Dave	125,000		0.8500	5/13/18	51,615	113,553	25,000	55,000
	175,000		0.4700	11/11/18
	25,000		0.3700	12/4/18
	18,750	6,250	0.9500	08/11/19
	50,000	25,000	1.1000	11/11/19
	25,000	50,000	1.5200	11/10/20
	8,500	42,500	1.6600	5/16/21

(1)	The option awards vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested.
(2)
The number of shares for each of the executive officers includes the total of (i) performance stock unit awards made to the executive officers at the target level as described in note 1 to the Grants of Plan-Based Awards Table on page 34 and (ii) the stock portion of their annual bonuses earned in 2009, but granted in 2010, which vest on February 22, 2013.

(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2011 ($2.20).
(4)	The unearned shares are performance based awards which the Company is contractually obligated to grant when the performance criteria is met and therefore do not have a defined vesting date.

OPTION EXERCISES AND STOCK VESTED — 2011

The following table provides information regarding stock award vesting for our named executive officers in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Dr. Paul K. Wotton	-	$-	198,967	$376,685
Mr. Robert F. Apple	-	-	115,888	222,394
Dr. Peter Sadowski	-	-	28,271	45,751
Dr. Kaushik Dave	-	-	119,937	225,250

(1)
Represents shares awarded upon attainment of performance goals pursuant to performance-based deferred stock awards made in prior years, time-based restricted stock that vested in 2011, and fully vested shares of stock granted as special performance based awards. Each of the executive officers used a portion of the shares acquired on vesting to pay the withholding taxes on the value of the shares that vested, reducing the number of shares actually received.  Dr. Wotton received 138,242 shares, Mr. Apple received 80,519 shares, Dr. Sadowski received 19,027 shares and Dr. Dave received 104,092 shares.

PENSION BENEFITS - 2011

The Company does not provide pension benefits.  The Company provides a discretionary match under the Company’s 401(k) plan to the participating employees’ accounts.

NONQUALIFIED DEFERRED COMPENSATION - 2011

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 30, 2012, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned (1)		Percentage of Outstanding Shares
Orbimed Advisors LLC and Orbimed Capital LLC	8,619,700	(2)	8.29%
601 Lexington Avenue, 54th Floor New York, NY 10022
Deerfield Management Company, L.P. and Deerfield Special Situations Fund International Limited	3,049,715	(3)	2.91%
780 Third Avenue, 37th Floor, New York, NY 10017
c/o Citi Hedge Fund Services (B.V.I.) Ltd., Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, D8, British Virgin Islands
Deerfield Capital, L.P. and Deerfield Special Situations Fund, L.P.	2,046,043	(4)	1.96%
780 Third Avenue, 37th Floor, New York, NY 10017

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 30, 2012, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.  As of March 30, 2012, 103,963,355 shares of our common stock were issued and outstanding.

(2)
According to Schedule 13G/A filed with the SEC on February 14, 2012 by Orbimed Advisors LLC, OrbiMed Advisors LLC is the beneficial owner of 2,943,300 shares (with shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of all such shares), and Orbimed Capital LLC is the beneficial owner of 5,676,400 shares (with shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of all such shares).  In the aggregate, these two related entities may be deemed to beneficially own a total of 8,619,700 shares.

(3)
According to Schedule 13G/A filed with the SEC on February 14, 2012 by Deerfield Capital, L.P., Deerfield Management Company, L.P. is the beneficial owner of 2,074,715 shares of common stock, and Deerfield Special Situations Fund International Limited is the beneficial owner of warrants to purchase 975,000  shares of common stock.  In the aggregate, these two related entities may be deemed to beneficially own a total of 3,049,715 shares.

(4)
According to Schedule 13G/A filed with the SEC on February 14, 2012 by Deerfield Capital, L.P., Deerfield Capital, L.P. is the beneficial owner of 1,521,043 shares of common stock, and Deerfield Special Situations Fund, L.P. is the beneficial owner of warrants to purchase 525,000 shares of common stock.  In the aggregate, these two related entities may be deemed to beneficially own a total of 2,046,043 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of Common Stock as of March 30, 2012, with respect to all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.  The addresses of those listed below are the same as that of the Company unless otherwise provided.
Name	Shares Beneficially Owned (1)	Right to Acquire (1) (2)	Total	Percentage of Outstanding Shares
Dr. Jacques Gonella (3) (4)	11,783,221	284,500	12,067,721	11.6%
Dr. Leonard Jacob	72,000	616,247	688,247	*
Thomas J. Garrity	50,000	280,750	330,750	*
Anton G. Gueth	52,800	688,648	741,448	*
Eamonn P. Hobbs	20,000	118,333	138,333	*
Dr. Rajesh C. Shrotriya	130,558	314,445	445,003	*
Dr. Paul K. Wotton	414,620	1,226,833	1,641,453	1.6
Robert F. Apple	235,231	998,167	1,233,398	1.2
Dr. Peter Sadowski	98,496	715,417	813,913	*
Dr. Kaushik Dave	160,594	464,917	625,511	*
All directors and executive officers as a group (10 persons)	13,017,520	5,708,257	18,725,777	17.1%

*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 30, 2012, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options and warrants.
(3)
Dr. Jacques Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of Common Stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Dr. Gonella’s address is Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors.  In 2011, the Audit Committee consisted of Thomas J. Garrity (Chair), Anton G. Gueth and Eamonn P. Hobbs.  Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2011. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our Company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Thomas J. Garrity (Chair)
Anton G. Gueth
Eamonn P. Hobbs
Members of the Audit Committee

OTHER MATTERS
Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this proxy statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

                Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than December 14, 2012.

Other

The Board of Directors does not intend to present at the 2012 Annual Meeting of Stockholders any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the 2012 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.